May 9, 2019

Q1 2019 Shareholder Letter

yelp-ir.com

2	Q1 2019

Yelp drives customers
to local businesses

Demers Glass

Glass & Mirrors, Windows Installation

Advertiser since:

April 2016

Current products:

Cost-Per-Click Ads, Enhanced Profile Page, Verified License, Request a Quote, Call to Action, Yelp Deals

From the business:

Pierre Demers started Demers Glass in 1977 with his father and has grown the business into one of the most respected glass companies in Arizona, offering design build and design development services from standard systems to custom design and fabrication.

Star rating as of May 9, 2019

Verified License Yelp confirmed this business’s trade license.

“We care about our reputation and how customers perceive us. We also needed to get more aggressive in the residential glass market, as we were mostly a commercial glass company. Since we began advertising on Yelp, we have had a significant increase in sales, and since I chose the Verified License option, I have seen my traffic more than double almost immediately. Verified License makes customers more comfortable and our transactions more trusted.”

– Pierre Demers, Demers Glass

3	Q1 2019

First Quarter 2019
Financial Highlights:

>	Net revenue was $236 million for the first quarter, up 6% from the first quarter of 2018 and at the high end of our first quarter outlook range, driven primarily by growth in Advertising revenue
>	Net income was $1 million, or $0.02 per diluted share, compared to a Net loss of ($2) million, or ($0.03) per diluted share, in the first quarter of 2018
>	Adjusted EBITDA grew to $39 million, an increase of more than $6 million, or 19%, over the first quarter of 2018 and Adjusted EBITDA margin increased two percentage points to 17%
>	Cash provided by operating activities was $41 million for the first quarter of 2019, and we ended the first quarter with cash, cash equivalents and short-term marketable securities of $626 million
>	Shares repurchased totaled approximately 2.8 million in the first quarter at an aggregate cost of $102 million, reducing our outstanding shares by 3.5% since the start of the year
>	We reiterate our Business Outlook for 2019. We continue to expect Net revenue growth of 8-10% for 2019 with Adjusted EBITDA margins increasing by 2-3 percentage points over 2018 levels

First Quarter 2019
Operational Highlights:

Advertising revenue	Transactions revenue	Other services revenue

App unique devices	Paying advertising accounts	Cumulative reviews

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics
* 1Q18 Transactions revenue included approximately $1 million of transition service fees related to our sale of Eat24 to Grubhub, which closed in October 2017

4	Q1 2019

Dear fellow
shareholders,

In 2019, Yelp is undertaking a series of business transitions designed to accelerate growth and drive stronger profitability. This year, we are focused on a handful of important initiatives including diversifying our go-to-market strategy, delivering new business products, driving greater monetization, and offering more value to our clients. We believe these efforts will establish a foundation to create long-term shareholder value.

We are encouraged by the initial signs of success we have seen thus far. Consumer usage remained strong, with growth in App Unique Devices accelerating to 16% year over year in the first quarter. Our new products are being rapidly adopted by businesses, including more than five thousand Verified License subscribing locations by the end of the quarter, and we have seen a positive early response to our latest offering, Business Highlights, which we began rolling out at the end of April. We captured more of the national opportunity, winning dozens of new mandates and budget increases from marquee advertisers in the quarter. We strengthened our position in the Restaurants and Home & Local Services verticals, accelerating sequential growth in diners seated via Yelp for the second consecutive quarter, and generating significantly more leads for service providers advertising on Yelp. We also drove substantially more value to advertisers across other verticals, increasing our clients’ overall ad clicks* by 19% versus the prior year.

We expect these early wins, along with our continued focus on our 2019 initiatives, to accelerate revenue growth to reach 8-10% for the year (as detailed in our Business Outlook on page 16). We believe they will also keep us on track to achieve our long-term financial targets, which include generating a mid-teens percentage compound annual revenue growth rate from 2019-2023 and reaching Adjusted EBITDA margins in the 30-35% range by 2023. We are confident in our plan, and our executives, board of directors and employees are all focused on its successful execution.

*We calculate ad clicks as the total number of clicks by users on ads displayed on Yelp-owned and network properties, for given three-month period.

App Unique Device Growth
Accelerated in 1Q19

Verified License
Paying Locations

5	Q1 2019

Driving strong revenue growth

Winning in our key verticals

We made great progress in the first quarter on our goal to win in our key business verticals. In Restaurants, our most important user-acquisition category, the investments we made to scale Yelp Reservations and Waitlist last year continued to drive accelerating diner growth, as the number of diners seated via Yelp grew 43% from the fourth quarter of 2018 to the first quarter of 2019, reaching 2.5 million in March. In that same month, a record number of food orders were placed through Yelp, driven by strong growth in orders for delivery. In addition to generating incremental revenue, these compelling, proprietary product experiences have attracted users and helped us reduce marketing and advertising expenses by $5 million compared to the first quarter of 2018.

In the first quarter, Home & Local Services remained our top Advertising revenue category and it continued to grow rapidly, nearly four times faster than all other categories combined. Consumer engagement remained strong, as growth in searches and review submissions in Home & Local Services outpaced growth in other categories in the quarter. Request A Quote usage also remained strong, as consumers submitted nearly two million projects in the first quarter, a 26% year-over-year increase, which in turn generated five million leads for service providers on Yelp. Revenue attributable to Request A Quote grew by more than 50% year over year in the first quarter, even as we delivered more value to these advertisers through lower average cost-per-click (“CPC”) prices.

We continue to see significant opportunity to provide our Home & Local Services clients with greater value for their money. Compared to the same month in the prior year, in March, we delivered 30% more ad clicks and over 60% more paid leads of all types—including phone calls and Request A Quote leads—to advertisers in this important category. We remain on track to double the number of paid leads for our Home & Local advertisers by the end of 2019.

Diners seated via Yelp
Reservations & Waitlist

6	Q1 2019

Expanding Yelp’s product offerings

Our plan to introduce new business offerings is also showing promising results. Last year’s launch of Yelp Verified License was inspired by feedback from service professionals. Since its launch in November 2018, Verified License has attracted more than five thousand business locations, a majority of which were acquired via our Self Serve channel. This product has not only been a hit with our business owners, it also helps consumers make more informed purchase decisions. In addition, we are encouraged by indications that the feature has a positive impact on retention among our existing advertisers.

Since the end of the first quarter, we have introduced new products that help business owners of all sizes tell their unique stories, while providing consumers with relevant information to make intelligent choices. At the end of April, we launched another always-on, entry-priced offering: Business Highlights. This new feature allows businesses to showcase differentiating attributes, such as Workmanship Guaranteed and Free Estimates, in search results and on their Yelp pages. Affordably priced new products like Business Highlights and Yelp Verified License introduce more business owners to the power of Yelp’s advertising platform, and we plan to tailor pricing and offer product bundles to unlock further revenue opportunities. For our large national advertisers, we also recently introduced a new type of campaign called Limited Time Offers, which enables businesses to showcase their special offerings with time-limited localized promotions in relevant search results and on their Yelp business listing pages. We plan to launch additional products during the remainder of 2019.

Showcasing unique
attributes with
Business Highlights

7	Q1 2019

Driving more value to our business customers

In the first quarter, we delivered 19% more ad clicks to advertisers versus the same period in the prior year, while reducing their average CPC* by 8% over the same time frame. Our past experiments indicated that delivering greater value to advertisers enhanced their satisfaction and yielded higher retention and spending over time. We were encouraged by early indications of improved retention among newly acquired advertisers in the first quarter, and expect this initiative to contribute to growth in the second half of the year.

On the product side, we improved the advertiser experience by leveraging more of our photo content and introducing better performing ad units. We also gave advertisers additional options to control their campaigns, such as the ability to select their desired advertising objective—whether that is driving inbound phone calls or generating ad clicks—and the controls to customize the search keywords that best reflect their businesses and offerings.

Capturing the national opportunity

National businesses and multi-location regional businesses represent a significant growth opportunity and a top strategic priority for Yelp. These advertisers have large store footprints supported by sizeable advertising budgets, and we have begun to tailor Yelp’s hyper-local marketing capabilities to better serve this important segment of the market.

In the first quarter of 2019, revenue from national and multi-location advertisers grew 22% year over year, driven by an expanded sales team and successful marketing of new advertising products. We grew our sales team serving large enterprise customers by 30% in the first quarter from the start of the year, and saw overall sales rep productivity benefit from a more experienced team.

On the product side, we are successfully addressing national advertisers’ demands for measurable results through partnerships with third-party data and analytics firms as well as with Yelp’s proprietary data. Advertising attribution tests we run on behalf of national advertisers consistently reveal the strong purchase intent of our audience and that Yelp ads are a top performer in driving consumers in-store.

*We calculate average CPC as click-based advertising revenue divided by ad clicks for a given three-month period

Average CPC

Ad Clicks

8	Q1 2019

National advertisers also appreciate Yelp’s ability to identify consumer trends, track geographic behaviors and provide feedback on consumer sentiment and competitive dynamics.

These coordinated investments in national sales and product development attracted increased spend from existing customers as well as incremental spend from sizeable new customers in the first quarter. Revenue from our 100 largest customers in the first quarter of 2019 was up 50% compared to the first quarter of 2018, driven by a greater-than-30% increase in spending by existing customers and the addition of more than a dozen new customers with spending levels that put them within our 100 largest spenders.

Enhancing Yelp’s consumer experience

While much of our product work this year centers around business owners and advertisers, providing consumers with compelling product experiences remains important. In the first quarter, we introduced several enhancements to advance our consumer product. Notably, we rolled out health scores for restaurants in new markets around the country, increased the responsiveness of our mobile app, and improved the mobile web experience. Personalization will be a key focus for the remainder of the year, as we seek to incorporate more self-reported information, such as consumers’ specific dietary restrictions and other preferences, to provide users with bespoke experiences and individualized recommendations starting in the second quarter.

Delivering improved long-term profitability

First quarter Adjusted EBITDA margin was strong, up two percentage points compared to the year-ago quarter, with an incremental Adjusted EBITDA margin of 50%, as we slowed growth in our Sales and marketing expenses. Although we grew our national sales team in the first quarter, growth in our overall sales headcount slowed to just 5% year over year and declined 10% sequentially, as we began executing our plan to shrink our sales footprint in San Francisco.

More personalization
with self-reported data

9	Q1 2019

We expect our ongoing initiatives to result in further cost savings during the remainder of 2019. We signed an agreement to sublease 68,000 square feet of our office space in San Francisco, and we expect the reduced overhead and lower sales headcount in that office to deliver annual savings of approximately $10 million starting in the second half of 2019. As mentioned above, our success in driving consumer usage with only-on-Yelp offerings such as Yelp Reservations and Waitlist is also helping to reduce our reliance on consumer marketing. We expect reduced advertising and marketing expense to yield savings of approximately $15 million this year.

Partnering to accelerate our strategy

We continued to establish new partnerships in support of our long-term growth strategy in the first quarter. Yelp was recently integrated into GoDaddy’s GoCentral website builder and marketing platform, enabling GoCentral customers on certain U.S. plans to natively create and claim their Yelp business listings. Since February, the partnership has helped generate millions of Yelp page views for GoCentral’s client base of recently established small businesses. It has also introduced thousands of newly claimed businesses to the benefits of marketing via Yelp, and we believe this relationship will meaningfully expand our sales funnel as it ramps up. We plan to continue pursuing effective partnerships like this one across categories.

Returning capital to our shareholders

We made significant purchases under our $500 million share repurchase authorization in the first quarter. We acquired 2.8 million shares at an aggregate cost of $102 million—representing an average price per share of approximately $36—resulting in a 3.5% reduction in outstanding shares from the start of the year. In the year to date, we have used more than $200 million to acquire shares, and we remain on track to repurchase approximately $250 million in the first half of this year. Since August 2017, when we initiated our share repurchase program, we have deployed an aggregate of over $400 million toward our commitment to reduce dilution, return excess capital to shareholders, and optimize Yelp’s capital structure in accordance with our board-reviewed targets.

Committed to Returning
Shareholder Capital

10	Q1 2019

Strong corporate governance to support our strategies

To support the execution of our growth strategies, we refreshed our board of directors. In March, we welcomed three previously announced new members, George Hu, Sharon Rothstein and Brian Sharples, who replaced Geoff Donaker, Peter Fenton and Jeremy Levine, respectively. George, Sharon and Brian have brought a wealth of practical, hands-on knowledge and skill sets to our board, including scaling operations, sales, marketing, product and monetization. Their additions further strengthen our talented and diverse team.

During the first quarter, we also made enhancements to Yelp’s corporate governance and compensation practices, reflecting our ongoing commitment to governance and compensation practices that promote long-term shareholder value creation. Among other steps, we disclosed our board-approved long-term strategic plan, including targets for revenue growth and expansion in adjusted EBITDA margins, and published that plan in detail on our investor relations website.

In parallel, we introduced performance-based restricted stock units to our executive compensation program, which made up 25% of the value of our named executive officers’ 2019 equity awards. We also amended our equity incentive plan to prohibit repricings and buybacks of option grants without shareholder approval—though we had never engaged in such practices—and implemented a clawback policy applicable to executives’ incentive compensation in the event of accounting restatements. We believe these governance actions will serve Yelp’s shareholders and provide strong support for and oversight of the execution of our long-term strategy.

11	Q1 2019

In summary…

We are excited about Yelp’s future and we are working to capture the large opportunity ahead. We have a strong plan in place to drive significant long-term shareholder value, and we are determined to deliver on its promise, including accelerating growth this year by capturing more of the opportunity in national, driving more value to our clients, and introducing compelling new products for businesses of all sizes.

Signed,

Jeremy Stoppelman	Lanny Baker

12	Q1 2019

Financial Review
& Business Outlook

All financial results are presented in accordance with ASC 606.

First Quarter Results

Net revenue grew to $236 million in the first quarter of 2019, an increase of 6% over the first quarter of 2018, and was at the high end of our first quarter business outlook range.

Advertising revenue was $227 million in the first quarter of 2019, a 6% increase over the first quarter of 2018, driven by year-over-year growth in the number of Paying advertising accounts due to an increase in the size of our advertising salesforce and our transition to the sale of non-term advertising contracts to local advertisers. Although Paying advertising accounts were 192,000 in the first quarter of 2019 compared to 191,000 in the fourth quarter of 2018, the benefit of the transition to non-term advertising is evident from the year-over-year comparison: Paying advertising accounts increased by 15,000 in the first quarter of 2019 compared to the year-ago quarter, an 8% increase. However, the impact of the year-over-year increase in Paying advertising accounts on Advertising revenue in the first quarter was partially offset by the higher rate of turnover associated with customers on non-term advertising contracts. In the first quarter, Paying advertising locations grew 4% year over year to 529,000 locations and decreased by 12,000 locations from the fourth quarter of 2018 following the conclusion of certain national advertisers’ seasonal programs.

Transactions revenue was $3 million in the first quarter of 2019 compared to $4 million in the first quarter of 2018. The first quarter of 2018 included slightly more than $1 million related to transition services rendered in conjunction with our sale of Eat24 to Grubhub.

Net Revenue

13	Q1 2019

Other services revenue was $6 million for the first quarter of 2019, up 8% from $5 million in the first quarter of 2018. The increase was primarily due to efficiencies gained from combining our Yelp Reservations and Waitlist sales and support teams and an increase in the number of restaurant customers using these products.

	Three Months Ended March 31,
	2019	2018
Net revenue by product
Advertising	$227,033	$214,043
Transactions	3,307	3,839
Other services	5,602	5,192
Total net revenue	$235,942	$223,047

Operating expenses & Adjusted EBITDA

Cost of revenue was $14 million in the first quarter of 2019, down $0.5 million, or 3%, compared to the first quarter of 2018, primarily due to a decrease in merchant fees related to credit card transactions as Grubhub increasingly processed orders placed through Yelp directly. Gross profit was $222 million, up 6% from the first quarter of 2018. Gross margin was 94%, improving from 93% in the first quarter of 2018.

Sales and marketing expenses totaled $124 million in the first quarter of 2019, up 4% from the first quarter of 2018, primarily driven by employee costs associated with sales headcount growth. The average number of advertising sales employees during the first quarter of 2019 was 5% greater than in the first quarter of 2018, with the majority of that growth in our local advertising sales team. The increase in employee costs was partially offset by lower marketing expenses in the first quarter of 2019, primarily due to continued efforts to optimize our marketing spend.

While we will look to decrease our reliance on headcount to drive revenue growth in the medium term, we expect sales headcount to increase by a single-digit percentage in 2019, with growth weighted toward our national, channel partner and multi-location teams.

COR % of Revenue

S&M % of Revenue

14	Q1 2019

Product development expenses were $58 million in the first quarter, up 13% compared to the first quarter of 2018, as a result of employee costs associated with increased headcount. We continue to expand our product and engineering teams to support our increased focus on business-owner products and marketplace transaction features, as well as to continue enhancing the Yelp consumer experience.

General and administrative expenses were $31 million in the first quarter, down 2% compared to the first quarter of 2018. The provision for doubtful accounts decreased by $3.4 million, or 44%, year over year due to a decrease in the rate of bad debt associated with advertising customers. The remaining General and administrative expenses increased $2.7 million, or 11%, compared to the prior year due to an increase in headcount.

Total costs and expenses were $240 million in the first quarter, up from $228 million in the first quarter of 2018.

GAAP net income was $1 million in the first quarter of 2019 compared to a Net loss of ($2) million in the first quarter of 2018.

Adjusted EBITDA was $39 million in the first quarter of 2019, which represented a 19% increase from $33 million in the first quarter of 2018. Adjusted EBITDA margin improved to 17% in the first quarter of 2019 compared with 15% the year-ago quarter, driven by higher gross margins and controlled growth in operating expenses. Stock-based compensation expense was $31 million in the first quarter of 2019, 13% higher than in the same quarter of 2018.

PD % of Revenue

G&A % of Revenue

Adjusted EBITDA

15	Q1 2019

Balance sheet and cash flow

At the end of the quarter, Yelp held $626 million in cash, cash equivalents and short-term investments on its balance sheet, with no debt. In the first quarter, we spent $102 million to repurchase 2.8 million shares under our $500 million share repurchase authorization. During the quarter, we also used $12 million in cash to cover employee tax liabilities associated with the vesting of restricted stock units that were settled through net share withholding. As a result of these activities, we reduced our outstanding shares by 3.5% from the beginning of the year.

16	Q1 2019

Second Quarter and Full Year 2019 Business Outlook

Based on first quarter results and the underlying trends across the business, we are reaffirming our Business Outlook for 2019 and introducing our outlook for the second quarter of 2019. We continue to expect full-year 2019 Net revenue to grow by 8% to 10% compared with 2018, and we expect Adjusted EBITDA margins to expand by 2 to 3 percentage points compared to 2018. For the second quarter of 2019, we expect Net revenue to grow by 4% to 6% compared with the second quarter of 2018, and we expect Adjusted EBITDA margins to either remain flat or expand by up to 1 percentage point compared to the second quarter of 2018.

	Second Quarter 2019	Full Year 2019
Net revenue growth (y-y)	4% to 6%	8% to 10%
Increase in Adjusted EBITDA* as a % of Net revenue	flat to 1ppt	2ppt to 3ppt
Stock-based compensation expense as a % of Net revenue	11% to 12%	11% to 12%
Depreciation and amortization as a % of Net revenue	4% to 5%	4% to 5%

The Business Outlook reflects the first quarter results and the anticipated benefits from the aforementioned growth initiatives. For the full year 2019, Transactions revenue is expected to be approximately $15 million and Other services revenue is expected to be approximately $29 million.

*Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below

Total Net Revenue

Adjusted EBITDA

17	Q1 2019

Quarterly Earnings Webcast

Yelp will host a live webcast today at 2:00 p.m. PDT to discuss the first quarter 2019 financial results. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website until May 17, 2019.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a platform for consumers to discover, interact and transact with local businesses of all sizes. Yelp was founded in San Francisco in July 2004.

18	Q1 2019

Condensed Consolidated
Balance Sheets (In thousands, except share data)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$295,276	$332,764
Short-term marketable securities	331,139	423,096
Accounts receivable, net	89,301	87,305
Prepaid expenses and other current assets	59,326	17,104
Total current assets	775,042	860,269
Long-term marketable securities	49,646	-
Property, equipment and software, net	111,477	114,800
Operating lease right-of-use assets	229,480	-
Goodwill	104,662	105,620
Intangibles, net	12,447	13,359
Restricted cash	22,199	22,071
Other non-current assets	32,877	59,444
Total assets	$1,337,860	$1,175,563

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,931	$6,540
Accrued liabilities	68,091	54,522
Operating lease liabilities - current	55,805	-
Deferred revenue	3,924	3,843
Total current liabilities	130,751	64,905
Operating lease liabilities - long-term	208,318	-
Other long-term liabilities	3,953	35,140
Total liabilities	343,022	100,045
Stockholders’ equity
Common stock	-	-
Additional paid-in capital	1,160,254	1,139,462
Accumulated other comprehensive loss	(11,732)	(11,021)
Accumulated deficit	(153,684)	(52,923)
Total stockholders’ equity	994,838	1,075,518
Total liabilities and stockholders’ equity	$1,337,860	$1,175,563

The condensed consolidated balance sheet as of March 31, 2019 reflects the adoption of the new accounting standard ASC 842, Leases, which we adopted on a modified retrospective basis on January 1, 2019.

19	Q1 2019

Condensed Consolidated Statements
of Operations (In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net revenue	$235,942	$223,074
Costs and expenses:
Cost of revenue (1)	14,265	14,732
Sales and marketing (1)	124,316	119,641
Product development (1)	58,075	51,493
General and administrative (1)	31,292	32,007
Depreciation and amortization	11,876	10,028
Total costs and expenses	239,824	227,901
Loss from operations	(3,882)	(4,827)
Other income, net	4,691	2,604
Income (loss) before income taxes	809	(2,223)
Benefit from (provision for) income taxes	556	(63)
Net income (loss) attributable to common stockholders	$1,365	$(2,286)

Net income (loss) per share attributable to common stockholders
Basic	$0.02	$(0.03)
Diluted	$0.02	$(0.03)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
Basic	81,772	83,785
Diluted	85,087	83,785
(1) Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
	2019	2018
Cost of revenue	$1,244	$1,030
Sales and marketing	7,687	7,518
Product development	16,075	13,435
General and administrative	6,313	5,751
Total stock-based compensation	$31,319	$27,734

20	Q1 2019

Condensed Consolidated Statements
of Cash Flows (In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities
Net income (loss) attributable to common stockholders	$1,365	$(2,286)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,876	10,028
Provision for doubtful accounts	4,264	7,636
Stock-based compensation	31,319	27,734
Noncash lease cost	9,751	-
Deferred income taxes	(1,259)	-
Other adjustments	(1,159)	(406)
Changes in operating assets and liabilities:
Accounts receivable	(6,260)	(6,995)
Prepaid expenses and other assets	(5,292)	(5,074)
Operating lease liabilities	(9,948)	-
Accounts payable, accrued expenses and other liabilities	6,372	7,659
Net cash provided by operating activities	41,029	38,296

Investing activities
Purchases of marketable securities	(157,567)	(280,893)
Maturities of marketable securities	201,497	143,000
Purchases of property, equipment and software	(8,991)	(15,625)
Other investing activities	215	27
Net cash provided by (used in) investing activities	35,154	(153,491)

Financing activities
Proceeds from issuance of common stock for employee stock-based plans	1,145	5,682
Repurchases of common stock	(102,126)	(33,309)
Taxes paid related to net share settlement of equity awards	(12,497)	(12,347)
Net cash used in financing activities	(113,478)	(39,974)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(65)	(100)
Change in cash, cash equivalents, and restricted cash	(37,360)	(155,269)
Cash, cash equivalents, and restricted cash - Beginning of period	354,835	566,404
Cash, cash equivalents, and restricted cash - End of period	$317,475	$411,135

21	Q1 2019

Reconciliation of GAAP to Non-GAAP
Financial Measures (In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
EBITDA and adjusted EBITDA:
GAAP net income (loss)	$1,365	$(2,286)
(Benefit from) provision for income taxes	(556)	63
Other income, net	(4,691)	(2,604)
Depreciation and amortization	11,876	10,028
EBITDA	7,994	5,201

Stock-based compensation	31,319	27,734
Adjusted EBITDA	$39,313	$32,935

Net revenue	$235,942	$223,074
Adjusted EBITDA margin	17%	15%

22	Q1 2019

Non-Financial Metrics

	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19
Key operational metrics (thousands)
App Unique Devices[1]	25,827	27,987	30,162	28,845	30,115	32,062	34,025	32,891	35,001
Paying Advertising Locations[2]	440	448	463	478	508	517	524	541	529
Paying Advertising Accounts[3]	139	148	155	163	177	194	194	191	192
Sales Headcount[4]	2,550	2,750	3, 050	3,300	3,300	3,350	3,700	3,850	3,450
Active Claimed Local Business Locations[5]	3,185	3,357	3,538	3,682	3,877	4,053	4,203	4,342	4,491
Other non-financial metrics (thousands)
Cumulative Reviews	127,478	134,591	142,036	148,298	155,328	162,969	170,865	177,385	184,386
Desktop Unique Visitors[1]	78,167	82,998	83,592	76,748	73,668	73,939	68,807	62,140	62,779
Mobile Web Unique Visitors[1]	73,192	74,101	73,508	64,221	69,901	72,328	74,789	69,148	68,891
Total Headcount	4,350	4,600	5,050	5,200	5,250	5,300	5,700	6,000	5,550
Repeat Rate[6]	78%	76%	78%	77%	71%	69%	72%	74%	71%
Advertising revenue by vertical
Home & Local Services	30%	31%	31%	31%	32%	33%	34%	33%	33%
Restaurants	14%	14%	15%	14%	14%	14%	14%	14%	14%
Beauty & Fitness	13%	13%	12%	12%	12%	12%	12%	12%	12%
Health	11%	11%	11%	11%	11%	10%	10%	10%	10%
Shopping	9%	9%	9%	9%	8%	8%	8%	9%	8%
Other	23%	22%	22%	22%	23%	22%	21%	22%	23%

Note: Desktop unique visitors and mobile website unique visitors are calculated using Google Analytics, while we calculate App Unique Devices internally. For further discussion of the differences in how these metrics are calculated and their limitations, please review the “Key Metrics-Traffic” section of our most recent Quarterly Report on Form 10-Q

1On a monthly average basis

2All business locations associated with a business account from which we recognize revenue in a given month, averaged for the quarter

3Paying advertising accounts comprise all business accounts from which we recognize advertising revenue in a given three-month period

4Sales headcount includes Local Client Partners as of 3Q16

5Represents the number of claimed local business locations that are both (a) active on Yelp and (b) associated with an active business account as of a given date. We consider a claimed local business to be active if it has not closed, been removed from our platform, or merged with another claimed local business location.

6Repeat rate as defined as the percentage of existing Paying advertising accounts from which we recognized advertising revenue at some point in the immediately preceding 12-month period

For more information about the Company, including the factors that could affect the Company’s operating results, is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC’s website at www.sec.gov

23	Q1 2019

Non-GAAP Financial Measures

This letter and statements made during the above referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.”

We define EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; and depreciation and amortization.

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; depreciation and amortization; stock-based compensation expense; and, in certain periods, other income and expense items. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp’s annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

>	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

24	Q1 2019

>	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp’s working capital needs;
>	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
>	EBITDA and Adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
>	Adjusted EBITDA does not take into account any restructuring and integration costs; and
>	other companies, including those in Yelp’s industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including Net income (loss) and Yelp’s other GAAP results.

Forward-Looking Statements

This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding:

>	Yelp’s expected financial results for the second quarter and full year 2019, as well as its ability to achieve its revenue growth and Adjusted EBITDA margin targets for the 2019 to 2023 period;
>	Yelp’s plans to launch additional products during the remainder of 2019;
>	Yelp’s focus on personalization and incorporation of more self-reported consumer information to provide users with bespoke experiences and individualized recommendations;
>	Yelp’s large market opportunity, including significant growth opportunity with national businesses and its ability to serve those businesses, and ability to sustain long-term growth;
>	Yelp’s investment and other priorities for 2019 and beyond, including its hiring plans and product, marketing and go-to-market initiatives, as well as its ability to execute against those priorities and the resulting impact on its operating results;

25	Q1 2019

>	Yelp’s focus on diversifying its go-to-market strategy, delivering new business products, driving greater monetization, and offering more value to clients, as well as its ability to execute on those strategies to deliver value to its shareholders;

>	market trends and Yelp’s ability to respond to and capitalize on such trends; and
>	Yelp’s plans and ability to create shareholder value and return capital to shareholders, including through its share repurchase program.
>	Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

>	Yelp’s limited operating history in an evolving industry;
>	Yelp’s ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses and its ongoing investments in Yelp Reservations, Yelp Waitlist and Yelp WiFi Marketing

>	the risk that Yelp will be unable to realize the intended benefits of the Grubhub partnership, which may adversely affect its business relationships, operating results and business generally;
>	Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies;
>	Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic;
>	Yelp’s ability to generate and maintain sufficient high quality content from its users;
>	maintaining a strong brand and managing negative publicity that may arise;
>	maintaining and expanding Yelp’s base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their ad campaigns at any time;

26	Q1 2019

>	Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities; and
>	Yelp’s ability to purchase shares under the stock repurchase purchase program, or the modification, suspension or termination of that program.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC’s website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.